PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS 4th QUARTER 2019 RESULTS
Tuesday, January 21, 2020 11:00 am local time

Facilitator:
Good morning, and welcome to Peoples Bancorp Inc.’s conference call. My name is Rocco, and I will be your conference facilitator today. Today’s call will cover a discussion of the results of operations for the quarterly period and the full year ended December 31, 2019.
Please be advised that all lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press [operator instructions] on your telephone keypad and questions will be taken in the order they are received. If you would like to withdraw your question, press [operator instructions].
This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples’ future financial performance or future events. These statements are based on management’s current expectations.
The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples’ Securities and Exchange Commission filings.
These include, but are not limited to:
•the success, impact and timing of the implementation of Peoples’ business strategies, including the ability to identify, acquire or integrate suitable strategic acquisitions, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
•the success, impact and timing of the expansion of consumer lending activity;
•the competitive nature of the financial services industry;
•changes in the interest rate environment and the effect of the current yield curve;

•the discontinuation of the London Inter-Bank Offered Rate and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies; slowing or reversal of the current U.S. economic expansion;
•uncertainty regarding the nature, timing, cost and effect of federal and/or state banking, insurance, and tax legislative or regulatory changes or actions;
•the effects of easing restrictions on participants in the financial services industry;
•changes in policy and other regulatory and legal developments;
•adverse changes in economic conditions and/or activities;
•adverse changes in the conditions and trends in the financial markets; and,
•changes in accounting standards, policies, estimates or procedures, including the impact of the new current expected credit loss (or “CECL”) accounting standard.
Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples’ business and operations. However, it is possible actual results may differ materially from these forward-looking statements.
Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.
Peoples’ 4th quarter and full year 2019 earnings release was issued this morning and is available at peoplesbancorp.com under “Investor Relations”.
A reconciliation of the non-GAAP financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.
This call will include about 30 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the “Investor Relations” section for one year.
Participants in today’s call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements. Mr. Sulerzyski, you may begin your conference.

Mr. Chuck Sulerzyski:
Thank you, Rocco. Good morning, and welcome to our call.
We are pleased to share our recent results with you today. We continue to produce solid and consistent results for our shareholders. It is our intention to continue to provide a quality return on their investment.
Although the recent interest rate environment became a headwind in the latter half of the year, and payoffs have muted our loan growth, we actively guided our way through the end of 2019. Our growth in non-interest income, excluding net gains and losses was highlighted by increases in core fee income categories, such as electronic banking, trust and investment, and mortgage banking income, which were all higher compared to the linked quarter.
As expected, net interest income declined compared to the linked quarter. On the positive side, we were able to begin to actively drop our deposit costs, which were down 9 basis points from the linked quarter, while our loan yields only declined 6 basis points.
With market expectations for additional rate decreases in 2020 now lowered, we have become more bullish on margin. We are anticipating a stabilization of our net interest margin in the forepart of the year with improvement occurring as the year progresses.
As far as our 2019 results, we saw many improvements in our business compared to the full year of 2018, including:
•A 16% increase in net income, and a 9% increase in diluted earnings per share, which resulted in record EPS and net income for the fiscal year;
•An 8 basis point increase in our reported return on average assets to 1.27%, and a 10 basis point increase on an adjusted basis to 1.42%;
•Growth in our non-interest income, excluding net gains and losses, was 13%, which comprised 32% of total revenue compared to 31% in 2018;
•A 59 basis point decline in our reported efficiency ratio, and a 23 basis point decline in our adjusted efficiency ratio. We also had positive operating leverage, on an adjusted basis, for the fourth consecutive year. All of this was despite our lower than expected loan growth and an unexpected rate environment, while continuing to make investments in technology for our business;
•We also had an increase of 10% in our tangible book value per share compared to December 31, 2018; and,

•A reduction in our loan-to-deposit ratio to 87% at December 31, 2019 compared to 92% at December 31, 2018.
As we turn back to our reported results, our diluted earnings per share were $0.72 for the fourth quarter, which was flat compared to the linked quarter and a penny higher than the prior year quarter. For the full year, diluted EPS grew 9% to $2.63.
We had minimal acquisition costs during the quarter, totaling $65,000.
During the quarter, we also received a lift in non-interest income due to the settlement of death benefits under our bank owned life insurance policies. This settlement provided $482,000 of additional income, and added three cents to diluted EPS.
We continued to see reduced FDIC insurance expense as the deposit insurance fund grew and credits were issued to smaller institutions, which benefited diluted EPS by two cents.
We also recognized severance costs as a result of organizational changes during the fourth quarter of 2019, which totaled $270,000, and reduced diluted EPS by one penny.
For the full year of 2019, our acquisition costs were $7.5 million, which reduced diluted EPS by 28 cents.
During 2019, we continued to analyze our branch footprint, and closed three locations, two of which were closed in the fourth quarter. Some of these locations had leases expiring during the year. We monitor our profitability and activity within our branches to determine the most effective structure within our markets.
We are happy to announce that at the beginning of January, we completed the acquisition of a small insurance agency near Portsmouth, Ohio. We are excited to expand our franchise and be able to offer additional services to our clients within the Portsmouth area, while cultivating banking relationships with our new insurance clients. As I stated before, we place high importance on our non-interest income, and we are fortunate to have a diverse revenue stream.
We have invested heavily in our technology during 2019. We now offer Zelle®1, which allows our customers to send fast person-to-person payments to friends and family with a bank account in the U.S. We also introduced a new mobile app for our insurance and our 401(k) clients, made our website mobile-friendly and worked to refresh our ATM network. In addition, our clients are now able to apply for a mortgage loan using their smart phones.

One of our go-to market propositions is to offer to our clients the same capabilities as the larger institutions.

For the fourth quarter, we were able to generate 4% organic loan growth compared to the end of the third quarter. This excludes the impact of loans acquired from First Prestonsburg. Most of the growth was within our commercial and industrial loans, while declines in our construction and indirect consumer loans offset part of the increase. Our organic commercial and industrial loans grew $55 million compared to the linked quarter-end; however, the growth during the quarter continued to be impacted by payoffs. While we do not anticipate the payoff trend to continue at the heightened level experienced in 2019, it is hard to predict customer behavior.
Most of this loan growth was late in the quarter, so our average loan balances had little impact from the increase for the quarter. For the full year of 2019, the majority of our loan growth was related to the First Prestonsburg acquisition. Our organic loan growth compared to year-end 2018 was 1%, which was heavily impacted by payoffs. Most of the growth was in our commercial and industrial loans, which had organic growth of $84 million, or 15%, while payoffs in our commercial real estate and construction loans offset practically all of our growth.
Compared to 2018, our production for 2019 grew by 37%, but our payoffs doubled. Most of the payoffs were driven by sales of real estate, companies being sold, or customers refinancing their loans into the permanent market.
Just as important as our loan growth is the quality of our portfolio. We will not sacrifice loan quality to generate loan growth. We pay close attention to our loans, and work continuously to identify issues and quickly rectify them.
Our delinquency trends were stable, with loans considered “current” comprising 98.6% of our loan portfolio at December 31, 2019, compared to 99.0% at the linked quarter-end, which was an improvement from 98.5% at December 31, 2018.
Our quarterly annualized net charge-off rate for the fourth quarter of 2019 was higher than the linked quarter and prior year quarter, as we experienced higher, but not concerning, indirect consumer, and commercial and industrial loan charge-offs. At the same time, our net charge-off rate for the full year was 11 basis points lower than 2018. This reduction was mainly due to a recovery during the first quarter of 2019 of $1.8 million recorded on a commercial loan charged-off in a prior year.

Our nonperforming assets increased 4% compared to the linked quarter-end. Increases in nonaccrual loans were partially offset by declines in loans past due 90+ days and accruing, coupled with declines in OREO. Previously acquired loans comprised $3.1 million of the total $3.9 million of loans past due 90+ days and accruing at December 31, 2019. The increase in our nonperforming assets compared to December 31, 2018 was mostly due to First Prestonsburg acquired loans.
Our criticized loans declined $3.6 million from the balances reported at the linked quarter-end, mostly due to the payoff of one large commercial real estate relationship. Compared to the same period, classified loans grew $7.2 million, which was driven higher by the downgrade of one commercial real estate relationship, along with a few smaller commercial loan relationships.
I will now turn the call over to John to provide additional details around the income statement and balance sheet.
Mr. John Rogers:
Thanks, Chuck.
Although the interest rate environment has not been favorable to our net interest income, we were able to control our deposit costs during the quarter, and sustained only a 2% decline in net interest income. Our net interest income was 3% higher than the prior year quarter, and 9% higher than the full year of 2018, both of which were impacted by the FCB acquisition.
Net interest margin was impacted by the lower interest rate environment, and declined 10 basis points compared to the linked quarter and 21 basis points compared to the prior year quarter. Compared to the linked quarter, our investment portfolio sustained the most impact, declining 22 basis points, which was driven by amortization of premiums, while our loan portfolio yields declined 6 basis points.
In addition, we focused during the quarter on reducing our funding costs, which declined 9 basis points, and was largely due to decreases we made in our deposit rates. We will continue to closely monitor and adjust our deposit rates, and anticipate having additional reductions in future periods.
Given an adjustment to our interest rate swap transactions, our net interest margin was impacted by a 3 basis point reduction during the fourth quarter.

Compared to the prior year quarter, the reduction in margin was driven by the lower investment portfolio yields, while our overall loan yields improved and our funding costs were relatively flat.
For the full year, our margin declined slightly, with our improved loan yields being offset by higher funding costs and lower investment yields. While our funding costs have increased, we have taken measures to control our expenses by entering into swaps, and closely monitoring our retail and commercial deposit costs.
Our accretion income from acquisitions, which is net of amortization expense, added:
•$1.8 million for the fourth quarter of 2019, or 18 basis points to margin; and
•$4.9 million for the full year of 2019, or 12 basis points to margin.
Accretion income during the fourth quarter of 2019 was higher than the linked quarter, largely due to a higher than normal payoff of a commercial loan which resulted in the recognition of additional income. This income positively impacted net interest margin by 6 basis points.
Compared to the full year of 2018, accretion income more than doubled, while the impact to margin was 12 basis points, compared to 6 basis points in 2018. Most of this increase was related to the accretion from the First Prestonsburg acquisition, which had a fairly large discount at the date of acquisition, coupled with some runoff of the previously acquired loans.
During the fourth quarter and full year of 2019, the accretion income from the acquired loan portfolios offset some of the contraction in our loan yield due to the recent declines in interest rates.
During the quarter, we were pleased with our growth in total non-interest income, excluding net gains and losses, which increased to 33% of total revenue, compared to 31% for the linked quarter, and 29% for the prior year quarter. On a year-to-date basis, total non-interest income, excluding net gains and losses, grew to 32% of total revenue, an improvement from 31% for 2018. We continue to place importance on this metric, as volatility in interest rates can impact our net interest income, and our non-interest income can help to support and stabilize our income statement.

Compared to the linked quarter, total non-interest income, excluding net gains and losses, grew 6%, and was up 22%, from a year ago. The increase compared to the linked quarter was due to several factors, including:
•higher bank owned life insurance income, which nearly doubled due to death benefits recorded during the fourth quarter of 2019;
•Also contributing to the increase was higher electronic banking income, which is driven by customer activity;
•trust and investments, which experienced growth in both managed asset and retirement plan fees; and,
•mortgage banking that grew due to increased customer demand following the recent declines in interest rates.
Compared to the prior year, we experienced significant growth in many areas. Some of the key drivers of the increase were:
•electronic banking income growth and higher deposit account service charges, both of which include the impact of the First Prestonsburg acquisition;
•deposit account service charges also grew due to the new fee schedule implemented in early 2019;
•We also had considerable increases in swap fees, mortgage banking and trust and investments income compared to the prior year; and,
•As I mentioned a minute ago, we recorded death benefits related to our bank owned life insurance policies, which drove the increase compared to the prior year quarter.
For the full year of 2019, total non-interest income, excluding net gains and losses, grew 13% compared to 2018. The largest contributors to the increase were:
•Electronic banking income and deposit account service charges, which were driven by the First Prestonsburg acquisition, and the new deposit account fee schedule implemented during 2019.
•Commercial loan swap fees more than tripled due to higher customer demand, while mortgage banking grew mostly from demand following the decline in interest rates in the latter half of 2019.
•Trust and investment income increased compared to 2018, largely due to higher managed asset and retirement plan fees.

•Bank owned life insurance income grew compared to the prior year from the previously-mentioned death benefits.
Our total non-interest expense grew 2% compared to the linked quarter, and was up 8% compared to the prior year. We recorded severance costs of $270,000 during the fourth quarter of 2019. Our professional fees grew substantially during the quarter, and was largely due to higher legal expenses and professional fees related to the implementation of the new CECL standard.
Compared to the linked quarter, we also saw reductions in electronic banking and FDIC insurance expense. The decline in FDIC insurance expense was related to the level of the deposit insurance fund that continued to be above the target threshold for smaller banks to recognize credits. We cannot reasonably anticipate any future recognition of credits, as this is determined by the FDIC on a quarterly basis.
Our growth in non-interest expense compared to the prior year was driven by higher salaries and employee benefit costs, which have been impacted by the movement toward a $15 minimum wage throughout the organization, coupled with the First Prestonsburg acquisition, annual merit increases, as well as higher medical insurance costs.
Net occupancy and equipment grew compared to the prior year quarter, mostly due to higher depreciation associated with the First Prestonsburg acquisition, as well as additional technology and capital investments made during 2019. Also increasing compared to the prior year quarter were data processing and software costs, professional fees, and electronic banking expense, which were partially offset by the lower FDIC insurance expense.
For the full year of 2019, compared 2018, total non-interest expense was impacted by acquisition expenses, which totaled $7.3 million for each period. Salaries and employee benefits grew due to higher salaries, as well as increased medical costs and stock-based compensation expense. For the full year of 2019, base salaries were impacted by the higher corporate minimum wage, both the First Prestonsburg and American Savings Bank acquisitions, and annual merit increases.
Our income tax expense was lower during the fourth quarter of 2019, as we recognized a benefit from a decrease in the reserve for our uncertain tax positions. We also received the death benefits related to bank owned life insurance during the fourth quarter of 2019, which were tax-free.

Moving on to the balance sheet…
Our investment portfolio declined compared to the linked quarter-end as we utilized the monthly cash flows for liquidity purposes. At year-end, our investment portfolio comprised 23% of total assets, compared to 24% at the linked quarter-end and 22% at the end of 2018.
Core deposits, which exclude CDs, declined 1% from the linked quarter-end, and increased 13% compared to December 31, 2018. The majority of the decrease from the linked quarter-end was seasonal due to declines in governmental deposits. Some of the seasonal decline was offset by higher money market balances at December 31, 2019. Compared to December 31, 2018, core deposits grew mainly due to deposits associated with the First Prestonsburg acquisition.
Our demand deposits as a percent of total deposits grew to 40% at quarter-end, compared to 39% at the linked quarter-end and was flat compared to a year ago.
Quarterly average total deposits increased slightly compared to the linked quarter, and were up 11% compared to the prior year quarter. Compared to the linked quarter, increases in:
•average non-interest-bearing,
•money market, and
•interest-bearing deposit accounts were offset partially by seasonal declines and decreases in brokered CDs.
On a year-to-date basis, average total deposits grew 11%. Most of the growth compared to the prior year periods was related to the acquired First Prestonsburg deposits.
We continue to regard our capital position as a source of strength, and we believe in the prudent management of our excess capital. We have repurchased shares during 2019, including over 12,000 shares purchased during the fourth quarter.
We also increased our quarterly dividend to shareholders by 4 cents compared to the end of 2018.
Our risk-based capital ratios are higher than regulatory minimums, and continue to improve as our earnings exceed our dividends.

As it relates to CECL, I wanted to provide an update on our status and projections for the implementation of the new standard. While we are still in the process of finalizing our implementation, our team made significant progress during the fourth quarter. Our current estimates now include:
•the potential impact of unfunded commitments;
•individually evaluated loans;
•purchased credit deteriorated assets;
•preliminary qualitative factors; and,
•investment securities.
As a result of our updated analysis, which is still preliminary and being validated, we estimate that, at this point in time, and based on current economic conditions and projections, the January 1, 2020 implementation of this guidance could result in:
•An increase from our current allowance for loan losses to between $27 and $29 million for our allowance for credit losses, which includes:
◦outstanding loans;
◦individually evaluated loans;
◦qualitative factors; and,
◦investment securities.
•A gross up of our loan balances for the transition for purchased credit deteriorated loans, which is estimated to increase our overall allowance for credit losses an additional $4 to $6 million.
•An increase of between $1.8 and $2.1 million for the establishment of the unfunded commitment liability.
•Given these ranges, we would anticipate an after-tax cumulative effect adjustment, which would be a reduction to retained earnings, of between $5.5 and $8.5 million. This amount excludes the purchased credit deteriorated transition, which results in a gross up of our loan balances to establish the allowance for credit losses.
Just to reiterate, we are still refining processes and other assumptions. We are working on finalizing our process of determining our implementation impact and validations. These estimates are subject to change upon finalization of our procedures and execution of our internal control framework.
As far as costs, we have incurred approximately $300,000 of incremental expenses related to CECL for 2019. Approximately two-thirds of these costs were one-time and the remaining third will be recurring.
I will now turn the call back to Chuck for his final comments.
Mr. Chuck Sulerzyski:
Thank you, John.
Looking back at the year, the shift in the market has been remarkable. At the beginning of the year, we anticipated three rate increases during 2019, and ended up receiving three rate cuts since late July. We have managed through the sea of change, and improved at the same time. The teams within our organization are top-notch, and work cohesively to exceed our clients’ expectations. Our referrals between lines of business continue to get stronger.
As we look to 2020, we will continue to put our clients’ needs first, and will invest in advanced technology.
I am pleased that we were able to acquire an insurance business. This acquisition will complement our Portsmouth teams and position us for even more potential growth within the market area.
As far as 2020, we provided preliminary guidance during our call last quarter, and just to give you an update:
•We expect point-to-point loan growth of 5% to 7%;
•We expect an increase in credit costs in 2020. We believe the historically-low charge-off levels being experienced throughout the industry, and by us, are not sustainable. We will also have implemented the new accounting guidance related to the allowance for credit losses beginning January 1, 2020, which will impact our future credit costs;
•We believe the net interest margin will be between 3.55% and 3.65% for the full year, anticipating there will be, in essence, no interest rate cuts in 2020;
•Fee-based revenue growth is expected to be in the mid-single digits;

•We expect non-interest expense growth to be in the low single-digits, adjusted for non-core items. Our continuous review has allowed us to control expenses to this level. For the first quarter of 2020, we will have higher expenses than the fourth quarter of 2019 for:
◦health savings account employer contributions;
◦stock-based compensation expense for certain employees;
◦higher payroll taxes; and,
◦annual merit increases.
These higher expenses are consistent with prior years.
•We also anticipate that our target efficiency ratio for 2020 is expected to be between 60% and 62%.
As for acquisitions, we still actively seek opportunities with other institutions and fee-based revenue businesses. We will still search for quality deals that will complement and grow our business. We will not put our business at risk just to close an acquisition. We always strive to drive shareholder value with our acquisitions, and will not waiver from this perspective.
This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q and A session is John Rogers, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.
Thank you.
Question and Answer Session
Facilitator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] Today's first question comes from Michael Perito of KBW. Please go ahead.

Michael Perito: I wanted to start on some of the guidance, maybe the margin first. So the 3.55% to 3.65% for the full year, my assumption is kind of behind the scenes that assumes a pick back up in the core margin and then kind of a normalization in the accretion aspect. I was wondering if you could maybe expand on those dynamics a little bit and then just also give us a little color on where you expect the security yields to go in the near term here. That seemed to weigh on the core margin the most in the fourth quarter.

John Rogers: Sure. I'd be happy to, Mike. On the securities portfolio, yes, that definitely weighed on us during the quarter. I would say that weight occurred more in the fore part of the quarter than the latter part of the quarter. So, I think based on what we saw as the quarter played out, that those premium amortizations slowed down as we approached near the end of the year. So we're expecting that to hopefully settle down and hopefully have a pickup in our yields in the first quarter compared to where we were in the fourth quarter. We're actually pretty confident of that.

To kind of go through the margin in a little bit more detail there, a big part of this is what we can control is deposit products. We've continued to be focused on that, working with our teams. We had a number of promotions that we ran starting in 2018 through '19. Those will start to reprice. They already have started to reprice. But we will see most of that repricing in the 2020 timeframe. That includes both retail as well as commercial.

Commercial also has a number of commitments that were made on public funds. A lot of those contracts that we have will expire in 2020, so we'll continue to see the cost of those items come down as well.

As we mentioned, loan growth -- we expect that to grow 5% to 7%, given the change in mix and the greater percentage of our earning assets in loans versus investment securities. We would expect that to also be incremental to our margin as well.

And we kind of hope for LIBOR increase. That would definitely help us as well. And as long as the yield curve stays in there we're pretty comfortable with that 3.55% to 3.65% number.

Chuck Sulerzyski: If I could piggyback on that, I would compliment John and the line of businesses for working intensely to manage the rate situation. I think the fact that we were able to bring deposit costs down 9 basis points and loans down 6 basis points is a compliment to the quality of our deposit franchise.

Michael Perito: That makes sense. And then, John, maybe just a number follow-up question, a number-related question. You mentioned that the securities issue was more in the early part of the quarter. Are you able to maybe give us kind of where the exit margin or security yields were in December month maybe relative to the full-quarter average that we saw on the average balance sheet?

John Rogers: Unfortunately, I don't have that information with me, Mike.

Michael Perito: Okay.

John Rogers: It exited probably about maybe 8 to 10 basis points higher than it kind of started out with.

Michael Perito: Got it. That's helpful. And then on loan growth, obviously you have the 5% to 7% point-to-point loan growth target. Payoffs kind of weighed on you guys a bit this year. I wonder if you can maybe just give us -- remind us of some of the numbers around that in terms of kind of originations for 2019 and payoffs maybe what they were above normal. And my guess is as you'd lay those numbers out that would kind of give us a roadmap as to how you are hopeful to achieve that loan growth next year if the payoff activity kind of subsides a bit. That would be helpful.

Chuck Sulerzyski: Our production in commercial lending in 2019 was $411 million. And that compared to $301 million in 2018, so you can see production was up a handsome 37%. That was the good news. The bad news is that the payoffs went from $127 million in 2018 to $250 million in 2019. We do not expect the payoff numbers to continue at that rate and we do believe we can get that 5% to 7% even if we had less production. Now, we're not aiming for less production, but we think the payoff number was the anomaly.

Michael Perito: Okay. That's helpful. And then just as we think about the marketplace, has there been any change in the competitive environment or anything as you guys move into 2020 here? I mean, is the goal still to really steal share from the larger banks? That's been successful for you guys historically. Has there been any shifts in the competitive environment worth noting, Chuck?

Chuck Sulerzyski: No, I think it's pretty much the same. I think there is increased hunger out there because many in the market are showing loan growth. I think people are willing to be a little bit more aggressive with pricing, which is unfortunate. But I think we see people hanging in in terms of structure, for the most part.

Michael Perito: Okay. And then just one last one from me and I'll step back. But just on the expense side, appreciated some of the qualitative color you provided on some of the products you're rolling out with the technology investments you're making. Obviously you have been able to do that while remaining fairly efficient here and generating positive operating leverage. As you look out, can you talk about some of the dynamics there as to what other items you guys have that you could possibly use to offset continued investment on the technology side and maybe what priorities you have on the technology investment side as we move into 2020?

Chuck Sulerzyski: In terms of the technology investments in 2020, we'll continue to do things that enhance the web site, the mobile capabilities that we have. We're replacing our ATM network and we'll finish that this year. We're also doing some investments in kind of systems related to processing consumer loans and commercial loans. So those are two big initiatives that we have for 2020.

All of that is contemplated within the guidance that we have given you in terms of expenses. And during the course of the year we've continued to look at ways that we can become more efficient to fund some of that. You saw a little uptick in severance in the quarter and that should provide us some coverage for some of those investments going forward.

John Rogers: Yes, Mike, I would say -- Just real quick, Mike. I think we kind of continually look at expenses, like Chuck kind of mentioned. So we had the branch closure that Chuck mentioned. We did a couple of those in the fourth quarter, or one actually just closed recently this year. Our vendor contracts, those type of things that we look at continually. And then just, as Chuck mentioned, some of those systems we're implementing will provide us with some efficiencies as we implement those and go forward. And we always continue to look at our acquisitions that we did in the past and there's always some times we can get a little bit more cost out as we proceed down the path with those as well. Just give you a flavor for what we kind of look at.

Michael Perito: Thank you. No, I appreciate that. And thank you for the update and taking my questions. Talk more soon.

Facilitator: And our next question today comes from Scott Sieffers of Piper Sandler. Please go ahead.

Scott Sieffers: I guess my first question, Chuck, maybe a little additional commentary on the loan growth. I appreciate what you said about not needing as much production, but was hoping you could drill down a little into the payoff and expectations for them to either stabilize or ease-- maybe just any numbers you could put around what is the size or kind of the pool of loans that would even be kind of eligible for a payoff, so to speak, vis a vis what it would have been a year ago at this time.

Chuck Sulerzyski: Okay, I'll give you a couple of comments. I'd be able to address some of what you're asking, but not all of what you're asking completely. In terms of the nature of the payoffs that we had, of the roughly $250 million, $50 million of that was related to structures that we were not willing to match in the market, and $30 million of it was credits that were various forms of criticized that left us. So $80 million, roughly a third of it, was suspect credits. You can see that our criticized numbers remain very low.

And the pool, while I would love to match that portion of the exits next year or in 2020, I doubt that we will have $80 million worth of credit-related departures. So I think we'll do a little bit better there.

We had real estate sold and put to the permanent market, which was another $80 million. And I expect that portion of it, along with companies sold, will be a little bit less because of the interest rate in our environment. We also had a few anomalies that were related to client-specific issues and an insurance situation that I do not expect to repeat.

In terms of how much is due, obviously you can see the size of our portfolios in the different product lines. The piece that's a bit lumpy is our commercial real estate, which is generally 3-year projects. Last year was a particularly large year in terms of the amount that was coming available. This year would be slightly less.

So I hope that helps.

Scott Sieffers: Yes, it does definitely. I guess I was, yes, just sort of looking for sort of substantiation behind the notion that that payoff dynamic –

Chuck Sulerzyski: Scott? Did we lose you?

Scott Sieffers: No, I'm still here. Are you able to hear me?

[Technical difficulty]

Chuck Sulerzyski: I can hear you now, Scott. Sorry about that. I don't know if you were able to hear me.

Scott Sieffers: No worries. I was. Maybe I'll just repeat the -- or go into the second part. So I appreciate it. The second question was just on the margin outlook. So I guess, John, number one, what kind of purchase accounting benefits do you have in there? Would it be the kind of thing that sort of averages about a million a quarter or so, or about a 10-basis-point benefit to the margin? And then, just given the change in total margin outlook, which is a little higher than what you had said 90 days ago, I think you start now with a lower fourth-quarter base. I think the core is now about 3.38% from the fourth quarter? So when does it specifically begin to expand? Should we see the core margin beginning to expand as quickly as in the first quarter of 2020?

John Rogers: Yes. So I would think the core margin would continue -- would start to expand in the first quarter. As I mentioned in the call earlier -- there was a previous question on the securities book and I was actually able to get some information. The securities book ended the quarter about 15 basis higher than it did at points during the quarter. So I think the securities book should give us a decent lift quarter over quarter.

As I mentioned, the deposit rates, we did a number of actions during the fourth quarter. We'll get some carryover of that into the first quarter as well as some of the items that are going forward. And the purchase accounting accretion, I would say definitely it's in -- that low double-digit range is where we would expect our purchase accounting to be for the year.

Scott Sieffers: Okay. Perfect.

John Rogers: Our margin will be -- your question was more margin based, but of course we have less days in the quarter. So we would expect net interest income to be down slightly compared to the fourth quarter. But we are lucky enough to get the leap year, so one more day than last year.

Scott Sieffers: Good point. Okay, terrific. Thank you.

Facilitator: [Operator Instructions] Today's next question comes from Russell Gunther with DA Davidson. Please go ahead.

Russell Gunther: I just have a couple follow-up questions around some dialogue we've already had. But as it relates to the margin, I hear you loud and clear you feel better about it. You raised the guide. But what gets you towards the higher end of that? What dynamics need to play out to see the 3.65%?

John Rogers: Well, I definitely think, I mean given the kind of the pain that we felt there for a while in securities, while keeping some steepness to the curve would help us. Little bit more steeper on the curve would definitely help. Some increase in 1- and 3-month LIBOR would definitely help us. And I think if we have good loan growth. That will definitely help us as well to get there so we can get the greater of our percentage of earnings assets in loans and less in securities. That would be very beneficial as well.

Russell Gunther: Okay. Thank you for that. And then similar question, kind of tying up the loan growth discussion we've already had with the 5% to 7% target. If you could kind of tie together again what needs to happen for that 7% to materialize. Is it the pay downs easing? Is that enough to just get you from the 5% to the 7%? Or is there something else at work?

John Rogers: No, that would get us there, if the pay downs eased up. And that's what we expect to have happen. Pipelines remain strong. And so we feel good.

Russell Gunther: Very good. All right, that's it for me. Thanks for taking my questions.

Facilitator: At this time there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: Yes. I just want to thank everybody for participating. Please remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com under the Investor Relations section. Thanks for your time and have a great day.

Facilitator: Thank you, sir. This concludes today's conference call. We thank you all for attending today's presentation. You may now disconnect your lines and have a wonderful day.

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